Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We have issued a report, dated October 2, 2023, of estimates of the proved reserves and future revenue to the combined interests of Hibernia Energy III, LLC and Hibernia Energy III-B, LLC, as of December 31, 2022. As independent oil and gas consultants, we hereby consent to the references to our firm and the incorporation by reference of our report and the information contained therein included in or made part of this Registration Statement on Form S-3 and the related Prospectus of Civitas Resources, Inc. for the registration of common stock. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-3 and the related Prospectus of Civitas Resources, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens, P.E.
Eric J. Stevens, P.E.
President and Chief Operating Officer

Houston, Texas

January 2, 2024